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                                                                    Exhibit 12.1

                        Capital One Financial Corporation
                 Computation of Earnings to Fixed Charges Ratios
          For the Nine Months Ended September 30, 2001 and 2000 and the
            Years Ended December 31, 2000, 1999, 1998, 1997 and 1996

                                                      Nine Months
                                                         Ended                              Year Ended
                                                     September 30                           December 31
                                                ---------------------   -----------------------------------------------------
                                                   2001        2000       2000       1999        1998       1997       1996
                                                ---------------------   -----------------------------------------------------
Earnings:
  Income before income taxes (a)                $ 748,845   $ 550,576  $ 757,474  $ 577,017   $ 443,921  $ 305,453  $ 248,480

  Fixed Charges:
    Interest expense                              856,169     553,342    801,017    540,882     424,284    341,849    294,999
    Amortization of debt discount                      -           -          -          -           -          -          -
    Rent representative of interest                14,154      24,841     33,407     11,107      10,095      9,430      4,123
    Preferred stock dividends                          -           -          -          -           -          -          -
                                                ---------------------   -----------------------------------------------------
       Total fixed charges (b)                    870,323     578,183    834,424    551,989     434,379    351,279    299,122

    Less: Interest expense on deposits            463,851     205,936    324,008    137,792      67,479     41,932     56,272
                                                ---------------------   -----------------------------------------------------
      Total fixed charges excluding
        interest on deposits (c)                  406,472     372,247    510,416    414,197     366,900    309,347    242,850

      Total fixed charges excluding
        preferred stock dividends (d)             870,323     578,183    834,424    551,989     434,379    351,279    299,122

      Total fixed charges excluding
        interest on deposits and
        preferred stock dividends (e)           $ 406,472   $ 372,247  $ 510,416  $ 414,197   $ 366,900  $ 309,347  $ 242,850

Earnings to fixed charges [(a)+(b)]/(b)              1.86        1.95       1.91       2.05        2.02       1.87       1.83

Earnings to fixed charges excluding
  deposits [(a)+(c)]/(c)                             2.84        2.48       2.48       2.39        2.21       1.99       2.02

Earnings to fixed charges excluding
  preferred stock dividends [(a)+(d)]/(d)            1.86        1.95       1.91       2.05        2.02       1.87       1.83

Earnings to fixed charges excluding deposits
  and preferred stock dividends [(a)+(e)]/(e)        2.84        2.48       2.48       2.39        2.21       1.99       2.02
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